Exhibit 10.3

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated and effective as of May 7, 2010, is made and entered into by and between AmeriCredit Corp., a Texas corporation, having an office at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102 (hereinafter referred to as “Employer”), each subsidiary corporation of Employer whether executing this Agreement or not (each, a “Subsidiary”), and Steven P. Bowman (hereinafter referred to as “Executive”).

WHEREAS, Employer desires that the Executive continue as an employee of Employer and Subsidiary in an executive capacity to provide the necessary leadership and management skills that are important to the success of Employer and Subsidiary. Employer believes that retaining the Executive’s services as an employee of Employer and Subsidiary and the benefits of his business experience are of material importance to Employer and Subsidiary.

WHEREAS, Employer and Executive are parties to an Amended and Restated Employment Agreement dated as of September 30, 1996 (the “Existing Employment Agreement”).

WHEREAS, the parties hereto desire to amend and restate the Existing Employment Agreement in the manner, and on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Executive’s employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intend by this Agreement to specify the terms and conditions of Executive’s employment relationship with Employer and Subsidiary and the post-employment obligations of Executive.

1. General Duties of Employer and Executive:

1.1. Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. The duties and responsibilities of Executive shall include those described for the particular position held by Executive while employed hereunder in the By-laws of Employer or Subsidiary or other documents of Employer or Subsidiary. The capacity that Executive shall hold during the term hereof shall be that position as determined by the Board of Directors of Employer or Subsidiary, or any duly authorized committee thereof, from time to time in its sole discretion. While employed hereunder, the initial position that Executive shall hold shall be Executive Vice President, Chief Credit and Risk Officer (until such time as such position may be changed as aforesaid).

1.2. While employed hereunder, Executive shall obey the lawful directions of the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or any authorized officers of Employer or Subsidiary and shall use his best efforts to promote the interests of Employer and Subsidiary and to maintain and to promote the reputation thereof. While employed hereunder, Executive shall devote his time, efforts, skills and attention to the affairs of Employer and Subsidiary in order that he shall faithfully perform his duties and obligations hereunder and such as may be assigned to or vested in him by the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or any duly authorized officer of Employer or Subsidiary.

1.3. During the term of this Agreement, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with Employer or Subsidiary and any of their subsidiaries, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him in compliance with this Agreement by the Board of Directors of Employer or Subsidiary, any duly authorized committees thereof or any authorized officer of Employer or Subsidiary. In any event, Executive is permitted to (i) invest his personal assets as a passive investor in such form or manner as will not contravene the best interests of Employer or Subsidiary, (ii) participate in various charitable efforts, or (iii) serve as a director or officer of any other entity or organization when such position has previously been approved by the Board of Directors of Employer or Subsidiary.

2. Compensation and Benefits:

2.1. As compensation for services to Employer and Subsidiary, Employer shall pay to Executive during the term of this Agreement a salary at an annual rate to be fixed from time to time by the Board of Directors of Employer or any duly authorized committee thereof, which annual rate shall initially be $380,000 on a per annum basis. The salary shall be payable in equal biweekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. The Board of Directors of Employer, or any authorized committee or officer of Employer, shall review Executive’s overall annual compensation at least annually, with a view to ascertaining the adequacy thereof and such compensation may be increased (but not decreased) by the Board of Directors of Employer from time to time by an amount that in the opinion of the Board of Directors of Employer is justified by Executive’s performance.

2.2. Upon Executive furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy. Executive shall be entitled to participate in all group life, health and medical insurance plans, stock option plans and other stock programs and compensation plans and such other benefits, plans or programs as may be from time to time specifically adopted and approved by Employer for employees generally.

2.3 Executive shall be entitled to such vacation, holiday, and (subject to the provisions of Section 6.3 hereof) other paid or unpaid leave of absence as is consistent with Employer’s normal policies or as otherwise approved by the Board of Directors of Employer.

2.4 As long as this Agreement is in effect, Employer agrees to provide and maintain life insurance coverage on the life of Executive in the face amount of $300,000, with proceeds thereunder payable to such beneficiaries as Executive may designate, and Employer agrees to pay all premiums on such policy. Coverage shall continue throughout the employment term hereof. Such coverage may consist of term, group term, whole life or any other form of coverage selected by Employer in its sole discretion and may be with such insurers as Employer may select.

3. Preservation of Business; Fiduciary Responsibility:

Executive shall use his best efforts to preserve the business and organization of Employer and Subsidiary, to keep available to Employer and Subsidiary the services of present employees and to preserve the business relations of Employer and Subsidiary with dealers, retailers, suppliers, distributors, investors, investment bankers, customers and others. Executive shall not commit any act, or in any way assist others to commit any act, that would injure Employer or Subsidiary. So long as Executive is employed by Employer or Subsidiary, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

4. Executive’s Access to Proprietary Business Information and Obligation to Refrain From Using or Disclosing Information:

4.1. In Executive’s position as an executive, Executive shall be granted access to a full range of Employer’s secret and confidential business information to enable Executive to fulfill and perform his fiduciary responsibilities and duties. The secret and confidential business information to which Executive shall have access shall include, but not necessarily be limited to, detailed financial information regarding the Employer’s financial and operating performance, financial projections, accounting strategies and methods, investment strategies and methods, business funding strategies, banking contacts and relationships, investor identities and relationships, financial product marketing strategies and methods, financial product pricing strategies and methods, structuring strategies and methods regarding financial products, loan servicing strategies and methods, loan application credit standards (including Employer’s trade secrets regarding its credit scoring approaches, techniques and software programs), employee information regarding identities, responsibilities, compensation and benefits, and information technology strategies and methods. Executive acknowledges that such access was granted under the Existing Employment Agreement and continuing access is required for Executive to fulfill and perform his fiduciary responsibilities and duties.

4.2. As part of Executive’s fiduciary duties to Employer and Subsidiary, Executive agrees, both during the term of this Agreement and thereafter, to protect, preserve the confidentiality of and safeguard Employer’s and Subsidiary’s secret or confidential information, knowledge, ideas, concepts, improvements, discoveries and inventions, and, except as may be expressly required by Employer, Executive shall not, either during his employment by Employer or Subsidiary or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any of such information, ideas, concepts, improvements, discoveries or inventions.

4.3. Upon termination of his employment with Employer and Subsidiary, or at any other time upon request, Executive shall immediately deliver to Employer all documents embodying any of Employer’s or Subsidiary’s secret or confidential information, ideas, concepts, improvements, discoveries and inventions.

4.4. In order to protect and enforce Executive’s covenants regarding Employer’s secret or confidential information, in consideration of continuing access to such information and in consideration of the “termination payments” (as defined in Section 7.3 hereof) where applicable, Executive acknowledges that the covenant to not compete set out in Section 8.1 and the covenant to not compete unfairly set forth in Section 8.3 are fair, reasonable and necessary to protect the Employers’ secret and confidential information and the integrity of the Employer’s business. Executive further acknowledges that the longer duration of the covenant not to compete set out in Section 8.1 hereof in the event of an “change of control” (as defined in Section 6.6 hereof) is fair and necessary to protect the interests of an acquiring person or newly constituted Board of Directors, as the case may be.

4.5 In the event that Executive receives “termination payments” for the covenant to not compete as set out in Section 8.1 and, within the non compete period specified in Section 8.1 and the covenant to not compete unfairly set forth in Section 8.3, the Executive engages in activities not allowed by Sections 8.1 or 8.3, then, in addition to any other causes of action for damages or equitable relief that the Employer may have as a result of such breach, the Employer may demand, and the Executive agrees to return within thirty (30) days of demand, the re-payment of a pro-rata portion of the “termination payments.” The pro-rata amount to be repaid shall be the amount of the “termination payment” made to the Executive, divided by the number of months in the non compete period multiplied by the number of months remaining in the non-compete period beginning with the month in which the Executive engaged in activities not allowed under Sections 8.1 or 8.3.

5. Initial Term; Extensions of the Term:

5.1. The term of this Agreement shall commence on the effective date hereof and shall end on June 30, 2011.

5.2. The term of this Agreement shall automatically be extended for additional one-year periods commencing on July 1, 2011 and on July 1 thereafter, unless either Executive or Employer gives written notice to the other on or before any March 1 of his or its intention not to extend this Agreement. Notwithstanding anything to the contrary contained herein, it is the intention of the parties hereto that, unless and until such notice of non-extension is provided by either Employer or Executive as provided in the immediately preceding sentence (or unless this Agreement is terminated pursuant to the terms hereof), as of each July 1 hereafter the term of this Agreement shall be extended for one year so as to provide for a prospective three-year employment term as of each such date.

6. Termination other than by Expiration of the Term: Employer or Executive may terminate Executive’s employment under this Agreement at any time, but only on the following terms:

6.1. Executive may terminate his employment under this Agreement at any time upon at least sixty (60) days’ prior written notice to Employer.

6.2. Employer may terminate Executive’s employment under this Agreement at any time, without prior notice, for “due cause” upon the good faith determination by the Board of Directors of Employer or Subsidiary that “due cause” exists for the termination of the employment relationship. As used herein, the term “due cause” shall mean any of the following events:

(i) any intentional misapplication by Executive of Employer’s or Subsidiary’s funds, or any other act of dishonesty injurious to Employer or Subsidiary committed by Executive; or

(ii) Executive’s conviction of a crime involving moral turpitude; or

(iii) Executive’s use or possession of any controlled substance or abuse of alcoholic beverages; or

(iv) Executive’s breach, non-performance or non-observance of any of the terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after notice thereof by Employer to Executive; or

(v) any other action by the Executive involving willful and deliberate malfeasance or gross negligence in the performance of Executive’s duties.

6.3. In the event Executive is incapacitated by Disability, accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 1 for a period of one hundred eighty (180) consecutive business days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Executive’s death, Employer may terminate Executive’s employment under this Agreement upon giving Executive or his legal representative written notice at least thirty (30) days’ prior to the termination date. Executive agrees, after written notice by the Board of Directors of Employer or Subsidiary or a duly authorized committee or any officer of Employer or Subsidiary, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer or Subsidiary or a duly authorized committee or any officer of Employer or Subsidiary. For the purposes of this Agreement, “Disability” shall mean a person (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Employer or Subsidiary.

6.4. Employer may terminate Executive’s employment under this Agreement at any time for any reason whatsoever, even without “due cause,” by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice.

6.5. If Employer decreases Executive’s salary below its then current level, as such salary level may have been increased from time to time above the initial level specified in Section 2. 1, or reduces the employee benefits and perquisites below the levels provided for by the terms of Section 2 hereof, other than as a result of any amendment or termination of any employee and/or employee benefit plan or arrangement, which amendment or termination is applicable to all employees of Employer or Subsidiary, then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive’s employment (“Constructive Termination”).

6.6. Notwithstanding anything to the contrary otherwise provided herein, if a “change of control” (as defined below) of Employer occurs, within twelve (12) months from the date of such “change of control,” Executive shall have the right to voluntarily terminate the employment relationship under this Agreement by giving sixty (60) days’ written notice to Employer or Subsidiary under Section 6.1 hereof, and Employer or Subsidiary shall have the right to give written notice to Executive to terminate Executive’s employment relationship without “due cause” pursuant to Section 6.4. “Change in control” shall be deemed to have occurred (i) on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Employer, (ii) on the date that a majority of the members of Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Employer’s Board of Directors prior to the date of the appointment or election or (iii) on the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of Employer immediately prior to such acquisition or acquisitions.

7. Effect of Termination:

7.1. In the event the employment relationship is terminated (a) by Executive upon sixty (60) days’ written notice pursuant to Section 6.1, (b) by Employer for “due cause” pursuant to Section 6.2, or (c) by Executive breaching this Agreement by refusing to continue his employment and failing to give the requisite sixty (60) days’ written notice, all compensation and benefits shall cease as of the date of termination (it being specifically agreed that Executive shall not be entitled to any bonuses not yet vested at the date of termination), other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer or Subsidiary for Executive that are earned and vested by the date of termination, and (ii) Executive’s pro rata annual salary plus all earned and vested bonuses through the date of termination. Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

7.2. Except as provided in Section 7.3, if Executive’s employment relationship is terminated pursuant to Section 6.3 hereof due to Executive’s incapacity or death, Executive (or, in the event of Executive’s death, Executive’s legal representative or estate) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer or Subsidiary for Executive that are earned and vested at the date of termination and, even though no longer employed by Employer or Subsidiary, shall continue to receive the salary compensation (payable in the manner as prescribed in the second sentence of Section 2.1) for six (6) months following the date of termination. Executive (or, in the event of Executive’s death, Executive’s legal representative or estate) shall not, however, be entitled to any bonuses not yet vested at the date of termination of employment. Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plans.

7.3. (a) The Executive shall be entitled to receive the “termination payments” (as defined below) if any of the following events occur:

(A) Employer (i) terminates the employment of Executive other than pursuant to Section 6.2 hereof for “due cause” or other than for a disability or death pursuant to Section 6.3 hereof, or (ii) terminates the employment of Executive pursuant to Section 6.3 on account of Executive’s death or disability occurring within twelve (12) months of the date of a change of control of Employer, or (iii) terminates the employment of Executive following a “change of control” pursuant to Section 6.6; or

(B) a Constructive Termination; or

(C) Executive terminates the employment relationship following a “change of control” pursuant to Section 6.6.

(b) The “termination payments” shall be paid six (6) months after the date of termination in an amount equal to (x) one year of salary (undiscounted), as “salary” is defined below, plus (y) earned and vested bonuses at the date of termination. In addition, in the event of a termination pursuant to Section 7.3(a)(C) above, an additional payment shall be made in an amount equal to the present value (employing a discount rate of 8%) of two (2) additional years’ salary. For purposes of this Section 7.3, the term “salary” shall mean the sum of (i) the annual rate of compensation provided to Executive under Section 2.1 hereof immediately prior to the date of termination of employment plus (ii) the average of the annual cash bonuses or other cash incentive compensation earned by Executive under a performance based award granted under the Senior Executive Bonus Plan (including any successor plans) in the three fiscal years immediately preceding the fiscal year in which the termination occurred.

(c) Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

7.4 The “termination payments” should not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code (the “Code”). If it is determined, however, that all or a portion of the “termination payments” are not excludable under Section 280G of the Code and (a) there is a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer (within the meaning of Section 280G(b)(2)(A) the Code) and (b) the payments otherwise to be made pursuant to Section 7.3 (the “termination payments”) and any other payments or benefits otherwise to be paid to Executive in the nature of compensation to be received by or for the benefit of Executive and contingent upon such event (together, the “total payments”) would create an “excess parachute payment” within the meaning of Section 280G of the Code, then Employer shall make the “termination payments” that are considered parachute payments in substantially equal installments, the first installment being due six (6) months after the date of termination and each subsequent installment being due on January 31 of each year, such that the aggregate present value of all such “termination payments,” whether pursuant to this Agreement or otherwise, will be as close as possible to, but not exceed, 299% of Executive’s base amount, within the meaning of Section 280G of the Code. However, if all or any portion of the “termination payments” are to be made in substantially equal installments, and such installment payments would be less than $25,000 per year or would span a period of greater than twenty (20) years, then Executive would be paid, in lump sum six (6) months after date of termination, the maximum amount of “termination payments” that would not cause the “total parachute payments” to exceed 299% of the Executive’s base amount (within the meaning of Section 280G of the Code).

8. Executive’s Obligation to Not Compete and Refrain from Competing Unfairly:

8.1. Executive acknowledges and agrees that he serves in a special capacity for Employer and Subsidiary pursuant to which he will acquire unique knowledge of the operations and business of Employer and Subsidiary and, as such, will not be engaged in a common calling. Executive further acknowledges and agrees that he has been granted access to and will continue to be granted access to secret and confidential information of the Employer. During the existence of Executive’s employment by Employer and Subsidiary hereunder and, if the employment is terminated by Employer or Executive for any reason, for a period of one (1) year if the Executive resigns pursuant to Section 6.1 hereof, is terminated “for cause” pursuant to Section 6.2 hereof, or if the termination occurs as a result of an event specified in Section 7.3(a)(A) or (B) hereof, or (ii) three(3) years from the date on which he shall cease to be employed by Employer or Subsidiary if the termination occurs as a result of an event specified in Section 7.3(a)(C) hereof, Executive shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, Executive, consultant, broker, dealer or otherwise, in any of the Business Territories (as defined below), engage in any business in competition with the business conducted by Employer, Subsidiary or any subsidiary of Employer or Subsidiary, whether for his own account or otherwise, or solicit, canvass or accept any business or transaction for or from any other company or business in competition with such business of Employer or Subsidiary in any of the Business Territories. For purposes hereof, the term “Business Territories” means the geographical regions within the geographic borders of each State in which Employer or Subsidiary is doing business during the term of this Agreement and (in the case of post-employment non-competition obligations) at the date of the termination of Executive’s employment with Employer and Subsidiary and any State in which Employer had reasonable prospects of engaging in business during the non competition period following termination of employment.

8.2. It is the desire and intent of the parties that the provisions of Section 8.1 shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Accordingly, if any particular portion of Section 8.1 shall be adjudicated to be invalid or unenforceable, Section 8.1 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable.

8.3. In addition to the other obligations agreed to by Executive in this Agreement, Executive agrees that during his employment with Employer or Subsidiary and following the termination of his employment by Employer and Subsidiary he shall not at any time, directly or indirectly, (a) induce, entice, or solicit any employee of Employer or Subsidiary to leave his employment, or engage in any discussions or communications with any employee of Employer or Subsidiary concerning such employee’s employment or the possibility of such employee’s leaving his employment or (b) contact, communicate or solicit any customer of Employer or Subsidiary derived from any customer list, customer lead, mail, printed matter or other information secured from Employer, Subsidiary or their present or past employees, or (c) in any other manner use any customer lists or customer leads, mail, email addresses, telephone numbers, printed material or material of Employer or Subsidiary relating thereto.

9. Miscellaneous:

9.1. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer or Subsidiary, then notice must be given to:

AmeriCredit Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Attention: Daniel E. Berce

President and Chief Executive Officer

If to Executive, to:

Steven P. Bowman

2052 Bantry Drive

Roanoke, TX 76262

or to such other names or addresses as Employer, Subsidiary or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 9.1.

9.2. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer and Subsidiary.

9.3. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or Subsidiary or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

9.4. (a) If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(b) Without intending to limit the remedies available to Employer or Subsidiary, it is mutually understood and agreed that Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of a breach by Executive, Employer shall be entitled to equitable relief by way of injunction or otherwise.

(c) Executive acknowledges that Sections 4, and 8 are expressly for the benefit of Employer and Subsidiary, that Employer and Subsidiary would be irreparably injured by a violation of Section 4 and/or 8 and that Employer or Subsidiary would have no adequate remedy at law in the event of such violation. Therefore, Executive acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by Employer with Section 4 and Section 8.

9.5. Executive acknowledges that, from time to time, Employer or Subsidiary may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer or Subsidiary may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer or Subsidiary (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

9.6. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Executive agree that the state and federal courts situated in Tarrant County, Texas shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Tarrant County, Texas, and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Tarrant County, Texas to hear such disputes. In the event either Employer or Executive is not able to effect service of process upon the other with respect to such disputes, Employer and Executive expressly agree that the Secretary of State for the State of Texas shall be an agent of Employer and/or the Executive to receive service of process on behalf of Employer and/or the Executive with respect to such disputes.

10. Additional Instruments:

Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

AMERICREDIT CORP.

By:
Daniel E. Berce
President and Chief Executive Officer

EXECUTIVE

By:
Steven P. Bowman